Exhibit 99.01

       UNIVERSAL TECHNICAL INSTITUTE, INC. REPORTS 21% REVENUE GROWTH AND
         15% NET INCOME IMPROVEMENT FOR THE THIRD QUARTER OF FISCAL 2005

    PHOENIX, Aug. 10 /PRNewswire-FirstCall/ -- Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced financial results for the third quarter of fiscal 2005, ended June 30, 2005.

    Operating Performance
    Net revenues for the third quarter were $76.1 million, a 20.9% increase from $62.9 million for the same quarter last year. The primary driver of the growth was higher average student enrollment combined with modest tuition increases.

    Income from operations for the third quarter of fiscal 2005 was $11.5 million, a 5.4% increase from $10.9 million for the third quarter of fiscal 2004. The increase primarily relates to growth in overall revenue partially offset by educational services and facilities and selling, general and administrative costs.

    Operating margin for the third quarter of fiscal 2005 was 15.1%, down from 17.3% for the same quarter last year. This is due to the company expanding its capacity by more than 20% during the fourth quarter of fiscal 2004, to allow for future growth of the business. As a result, occupancy cost in the third quarter of 2005 represents a higher percentage of revenue as compared to the prior year quarter. In addition, compensation costs in the educational services and facilities line were higher as a percentage of revenue primarily resulting from expansion activities in advance of expected net revenues.

    Net income for the third quarter of fiscal 2005 was $7.6 million, or $0.27 per diluted share, a 14.6% increase from $6.6 million, or $0.23 per diluted share, for the same quarter in fiscal 2004. Net income margin for the third quarter of fiscal 2005 was 10.0% compared to 10.5% for the third fiscal quarter of 2004.

    Fiscal 2005 Nine Month Operating Performance
    Net revenues for the first nine months of fiscal 2005 were $226.9 million, a 22.2% increase from $185.7 million for the same period in the previous year. Income from operations for the nine months ended June 30, 2005 was $41.4 million, an increase of 7.8% as compared to the same period in the previous year. Operating margin for the first nine months of fiscal 2005 was 18.2% down from 20.7% for the first nine months of fiscal 2004. Expansion costs related to occupancy, advertising and sales representative compensation costs for the first nine months of fiscal 2005 were higher as a percentage of revenue as compared to the same period last year. Tool costs for the first nine months of fiscal 2005 were also higher as a percentage of revenue as compared to the same period in fiscal 2004. Net income for the nine months ended June 30, 2005 was $26.6 million or $0.93 per diluted share, a 20.1% increase from net income of $22.1 million or $0.81 per diluted share, for the same period in fiscal 2004. Net income margin for the first nine months of fiscal 2005 was 11.7% compared to 11.9% for the same period during fiscal 2004.

    "We are proud to announce the opening of our ninth campus located in Norwood, Massachusetts, a suburb of Boston. The campus opened with approximately 65 students in the first class during June, 2005. At maturity the campus has available capacity for approximately 1,900 students. This marks another milestone in our expansion efforts in direct response to our industry customer's needs," said Kimberly McWaters, President and Chief Executive Officer of Universal Technical Institute, Inc. "During our third quarter we also obtained state licensure for our Norwood location. The retrofit of the Norwood facility is expected to continue for several months, accommodating additional students at this location. We are on target to increase capacity in Houston, Texas for the Collision Repair and Refinish program as well as expanding our Diesel program to our Exton, Pennsylvania campus, both during the fourth quarter of fiscal 2005. We are focused on serving our industry customer's training needs across broad geographic regions," concluded McWaters.

    Balance Sheet
    At June 30, 2005, the company had $47.3 million in cash and cash equivalents, compared with $42.6 million at the end of fiscal 2004 ended September 30, 2004. In addition, the company had a restricted investment of $16.1 million at June 30, 2005 and $10.4 million of restricted cash at September 30, 2004 securing a letter of credit with the Department of Education.

    At June 30, 2005, the company had shareholders' equity of $85.5 million, compared with shareholders' equity of $55.0 million at September 30, 2004. Cash flow provided from operations was $52.3 million for the first nine months of fiscal 2005, compared with $41.9 million generated for the same period last year.

    Student Enrollment Data
    Average undergraduate enrollment for the three months ended June 30, 2005 was 14,572 students, representing an increase of 16.4% from 12,517 students for the same period a year ago. Average undergraduate enrollment for the nine months ended June 30, 2005 was 15,155, an increase of 18.8% from 12,762 for the same period a year ago.

    Undergraduate enrollment at the end of the third quarter of fiscal 2005 was 13,867 students, compared with 12,020 students at the end of the third quarter of fiscal 2004.

    Business Outlook
    The following statements are based on Universal Technical Institute, Inc.'s current expectations. These statements are forward-looking, and actual results may differ materially as a result of factors more specifically referenced below.

    Fiscal Year Ending September 30, 2005
    The company is targeting a 21% to 23% increase in net revenue for the year ending September 30, 2005. The above target is unchanged from the company's prior guidance. The company is planning to expand the Exton campus to include the diesel program and the Houston campus to include additional seats for the Collision Repair and Refinish program. In addition the company intends to open a campus in Sacramento, CA in the first quarter of fiscal 2006. A full year of pre-opening costs are anticipated to be incurred for the Norwood facility and a partial year of costs are anticipated to be incurred related to the Sacramento facility during fiscal 2005. A significant portion of these costs relate to sales and marketing efforts in support of the planned new campus openings. The company is reconfirming guidance for net income margins. Fiscal 2005 net income margins are expected to range from 11.0% to 11.5%.

    Fiscal 2006 Outlook
    The company expects to sustain revenue growth over the next year in the 20% to 25% range. The company anticipates this growth will come from three primary sources:

     * Enrollment growth in the mid to high teens per year;
     * Program extension and new elective growth; and
     * Tuition increases of approximately 3% to 5% per year.

    The company has typically experienced seasonality during the year. Historically, the company has experienced its highest revenue during the fourth quarter of the fiscal year. During the fall, the student population typically reaches its highest point. School is not in session during the one-week holiday break which occurs in December. As a result, first quarter revenue does not correlate to the peak in student population. Operating income typically is the lowest during the third fiscal quarter, ending in June, due to a lower population of students. Significant variations in quarterly operating margins have historically been attributable to expansion related activities. The company's costs do not vary significantly with changes in student population within existing campuses. The company expects quarterly fluctuations in operating results to continue as a result of seasonal enrollment patterns. Such patterns may change, however as a result of new school openings, new program introductions and increased enrollments of adult students.

    Conference Call
    Management of Universal Technical Institute, Inc. will hold a conference call to discuss its third quarter fiscal 2005 results today at 2:00 p.m. Phoenix time (5:00 p.m. Eastern). Investors are invited to listen to the call live at www.uticorp.com. Please access the web site at least 15 minutes early to register, download and install any necessary audio software.

    About Universal Technical Institute
    Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at nine campuses across the United States, and manufacturer-sponsored advanced programs at 22 dedicated training centers. Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). For more information, visit www.uticorp.com.

    Statements in this press release concerning the future business, operating results and financial condition of the company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company's actual results include changes to federal and state educational funding, construction delays for new campuses or campus expansions, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, and the effectiveness of the company's recruiting, advertising and promotional efforts. Further information on these and other potential factors that could affect the company's financial results or condition may be found in the company's filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

              UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                    (In thousands, except per share amounts)

                                               Three Months Ended          Nine Months Ended
                                                    June 30,                   June 30,
                                           -------------------------   -------------------------
                                               2005          2004          2005          2004
                                           -----------   -----------   -----------   -----------
Net Revenues                               $    76,074   $    62,947   $   226,892   $   185,674

Operating expenses:
 Educational services
  and facilities                                37,047        29,376       105,357        83,208
 Selling, general
  and administrative                            27,577        22,706        80,180        64,093
   Total operating
    expenses                                    64,624        52,082       185,537       147,301
Income from operations                          11,450        10,865        41,355        38,373

Other (income) expense:
 Interest income                                  (437)          (96)       (1,027)         (171)
 Interest expense                                   34           185            91         1,195
 Other expense                                      --            --            --           752
   Total other expense                            (403)           89          (936)        1,776
Income from continuing
 operations and
 before income taxes                            11,853        10,776        42,291        36,597
Income tax expense                               4,248         4,140        15,703        14,453
Net income                                       7,605         6,636        26,588        22,144
Preferred stock dividends                           --            --            --           776
Net income available
 to common shareholders                    $     7,605   $     6,636   $    26,588   $    21,368

Earnings per share:
Net income
 per share - basic                         $      0.27   $      0.24   $      0.95   $      0.90
Net income
 per share - diluted                       $      0.27   $      0.23   $      0.93   $      0.81

Weighted average number of
 common shares outstanding:
Basic                                           27,934        27,713        27,875        23,620
Diluted                                         28,545        28,569        28,530        27,309

Other Data:
Depreciation and
 amortization (1)                          $     2,526   $     2,196   $     7,091   $     6,309
Number of campuses                                   9             7             9             7
Average undergraduate
 enrollment                                     14,572        12,517        15,155        12,762

                                              For the Period Ended
                                           ---------------------------
                                            June 30,     September 30,
Balance Sheet Data:                           2005           2004
----------------------------------------   -----------   -------------
Cash and cash equivalents                  $    47,264   $      42,602
Current assets                             $    85,423   $      77,128
Working capital                            $     8,333   $       6,612
Total assets                               $   172,098   $     136,316
Total long-term debt                       $        --   $           6
Total debt                                 $        10   $          43
Total shareholders' equity (deficit)       $    85,462   $      55,025

(1) Depreciation and amortization includes amortization of the restricted investment of $101 for the three months and $235 for the nine months ended June 30, 2005.

SOURCE  Universal Technical Institute, Inc.
    -0-                             08/10/2005
    /CONTACT:  Jennifer Haslip, Senior Vice President and CFO,
+1-623-445-9402, or Jennifer Pelczarski, Director of Investor Relations, +1-623-445-0727, both of Universal Technical Institute, Inc.; or
Investor/Analyst Information, Jill Fukuhara Peters of Financial Relations Board, +1-310-854-8312, for Universal Technical Institute, Inc./
    /Web site:  http://www.uticorp.com/
    (UTI)